UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 20, 2010

PACIFIC SUNWEAR OF CALIFORNIA, INC.
(Exact Name of Registrant as Specified in Charter)

California (State or Other Jurisdiction of Incorporation)	0-21296 (Commission File Number)	95-3759463 (IRS Employer Identification No.)

3450 East Miraloma Avenue Anaheim, CA (Address of principal executive offices)	92806-2101 (Zip Code)
(714) 414-4000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On August 20, 2010, Pacific Sunwear of California, Inc. (the “Company”), through its wholly-owned subsidiaries, Miraloma Borrower Corporation, a Delaware corporation (“Miraloma”), and Pacific Sunwear Stores Corp., a California corporation (“PacSun Stores”), executed two promissory notes pursuant to which borrowings in an aggregate amount of $29.8 million from American National Insurance Company (“Anico”) were incurred. The note executed by Miraloma (the “Miraloma Note”) is in the amount of $16.8 million and bears interest at the rate of 6.50% per annum. Monthly principal and interest payments under the Miraloma Note will commence October 1, 2010, and will be $113,435. The principal and interest payments are based on a 25-year amortization schedule. The remaining principal balance of the Miraloma Note, and any accrued but unpaid interest thereon (estimated to be $14.4 million), will be due in full on September 1, 2017. The Miraloma Note is secured by a deed of trust on the building and land comprising the Company’s principal executive offices in Anaheim, California and is non-recourse to the Company. In connection with the Miraloma Note, the Company transferred the building and related land securing the note to Miraloma and entered into a lease for the building and land with Miraloma. Miraloma paid a prepayment fee to Anico equal to 1% of the principal amount of the note on the closing date of the transaction. As a result, Miraloma may prepay the note, in whole, but not in part, at any time without penalty upon 30 days prior written notice to Anico.
The note executed by PacSun Stores (the “PacSun Stores Note”) is in the amount of $13.0 million and bears interest at the rate of 6.50% per annum. Monthly principal and interest payments under the PacSun Stores Note will commence October 1, 2010, and will be $87,777. The principal and interest payments are based on a 25-year amortization schedule. The remaining principal balance of the PacSun Stores Note, and any accrued but unpaid interest thereon (estimated to be $11.2 million), will be due in full on September 1, 2017. The PacSun Stores Note is secured by a mortgage on the building and land comprising the Company’s distribution center in Olathe, Kansas, and is unconditionally guaranteed by the Company. PacSun Stores paid a prepayment fee to Anico equal to 1% of the principal amount of the note on the closing date of the transaction. As a result, PacSun Stores may prepay the note, in whole, but not in part, at any time without penalty upon 30 days prior written notice to Anico.
The above-referenced documents contain customary representations, covenants, default provisions, conditions and other terms. The descriptions of such documents do not purport to be complete statements of the parties’ rights and obligations thereunder. The above descriptions are qualified in their entirety by reference to the exhibits attached to this Form 8-K.
The documents filed as exhibits to this Form 8-K provide shareholders with information regarding the terms of the above-referenced transactions and are not intended to provide any other factual information about the Company, Miraloma or PacSun Stores. The assertions embodied in the representations and warranties contained in such documents were made for purposes of the applicable agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of such agreement. Accordingly, the representations and warranties may not reflect the actual state of facts or circumstances since they were only made as of a specific date and may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the applicable agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Item 2.02 Results of Operations and Financial Condition
On August 24, 2010, the Company announced financial results for the second quarter of fiscal 2010 ended July 31, 2010. The full text of the press release is furnished as Exhibit 99.1 to this report.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of Registrant
The information provided in Item 1.01 of this Form 8-K is incorporated by reference in this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

10.1	Promissory Note, Secured by a Deed of Trust, dated August 20, 2010, executed by Miraloma in favor of Anico
10.2	Deed of Trust, Assignment of Rents and Security Agreement, dated August 20, 2010, executed by Miraloma in favor of Anico
10.3	Promissory Note, dated August 20, 2010, executed by PacSun Stores in favor of Anico
10.4	Mortgage, Security Agreement, Financing Statement and Fixture Filing, dated August 20, 2010, executed by PacSun Stores in favor of Anico
10.5	Absolute, Unconditional Guaranty, dated August 20, 2010, executed by the Company in favor of Anico
99.1	Press Release issued by the Company on August 24, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: August 24, 2010

PACIFIC SUNWEAR OF CALIFORNIA, INC.
/s/ MICHAEL L. HENRY
Michael L. Henry
Sr. Vice President, Chief Financial Officer